Exhibit 99.1

NASDAQ Approves Tripath's Stock Listing Transfer Back to NASDAQ
National Market

    SAN JOSE, Calif.--(BUSINESS WIRE)--Oct. 23, 2003--

  Tripath Will Begin Trading on the NASDAQ National Market Effective at the Opening of Business on October 28, 2003

    Tripath Technology Inc. (Nasdaq:TRPH), creators of Digital Power Processing (DPP(R)) technology and Class-T(TM) advanced 1-bit digital audio amplifiers, today announced that its request to transfer back to the NASDAQ National Market has been approved. Tripath will begin trading on the NASDAQ National Market effective at the opening of business on October 28, 2003. Tripath's common stock will continue trading under its current symbol: TRPH.
    "Moving back to the NASDAQ National Market will help us broaden our institutional investor base, which is another important step for Tripath," said Dr. Adya S. Tripathi, chairman, president and CEO of Tripath Technology Inc. "Our broadly applicable technology continues to gain market acceptance across a broad range of consumer electronics market applications including: plasma and LCD flat panel TVs, multichannel home entertainment systems, mini/micro component systems, automotive in-dash units, gaming devices, as well as DSL communication line drivers."

    About 1-bit Digital Audio Amplifier

    Tripath's 1-bit digital audio amplifiers rely on a fundamentally new approach to amplifier design that uses semiconductor-based amplifiers that provide significant performance, power efficiency, size, weight and cost advantages over traditional amplifier technology.

    About Tripath Technology Inc.

    Based in San Jose, Calif., Tripath Technology Inc. is a fabless digital media semiconductor company that focuses on providing highly efficient power amplification to the digital media, consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP(R)), which combines modern advances in digital signal processing and power processing. Tripath's current customers include consumer electronic companies, such as Aiwa, Apple Computer, Denon, Hitachi, Motorola, Onkyo, Samsung, Sharp, Sony and Toshiba, as well as DSL communications equipment providers, such as Alcatel, who use Tripath's power efficient line drivers for central office applications. For more information please visit Tripath's web site at www.tripath.com.

    Safe Harbor Statement

    Certain statements in this release concerning Tripath's long-term outlook contain forward looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward-looking statements. Tripath's ability to grow depends on many factors, such as silicon wafer pricing and the availability of foundry and assembly capacity and raw materials. Also, the availability and pricing of competing products and technologies would effect sales and pricing of its products. Tripath may experience fluctuations in the manufacturing yields of its third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of its products. Tripath may not be able to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner. Further information regarding these and other risks and uncertainties is included in Tripath's United States Securities and Exchange Commission filings.

    CONTACT: Tripath Technology Inc.
             David Eichler, 408-750-6801